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                                                                   EXHIBIT 99.1

                                   Q Services, Inc.
                            3100 Timmons Lane, Suite 300
                                Houston, Texas 77027
                               (713) 869-6020 (phone)
                               (713) 869-2978 (fax)

June 4, 2002

United States Securities and Exchange Commission
Washington, D.C. 20549-0410


Ladies and Gentlemen:

     This letter confirms that Arthur Andersen LLP ("Arthur Andersen") has represented to Q Services, Inc. ("the Company") that its audits were subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates is not relevant to these audits.


Very truly yours,

/s/ DAVID S. SCHORLEMER

David S. Schorlemer
Vice President and Chief Financial Officer